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                                                                     Exhibit 10N

                      RESIGNATION AND RETIREMENT AGREEMENT

     THIS RESIGNATION AND RETIREMENT AGREEMENT (this "Agreement"), is made, entered into and effective as of January 24, 2006 ("Effective Date"), by and between MYERS INDUSTRIES, INC. (the "Company"), located at 1293 South Main Street, Akron, Ohio 44301 and GREGORY J. STODNICK ("Stodnick"), residing at 9250 Pine View Oval, Brecksville, Ohio 44141.

                                   WITNESSETH:

     WHEREAS, Stodnick is the Vice President - Finance and Chief Financial Officer (collectively "CFO") of the Company;

     WHEREAS, Stodnick has indicated that effective April 25, 2006 ("Resignation Date"), he will resign from the position of CFO;

     WHEREAS, the Company has agreed to accept Stodnick's resignation from the position of CFO effective as of the Resignation Date;

     WHEREAS, the Company desires to utilize the knowledge and skills of Stodnick after the Resignation Date through June 26, 2007 (the "Consulting Period"), and Stodnick is in agreement to provide such services as indicated herein until June 27, 2007 ("Retirement Date"); and

     WHEREAS, the Company and Stodnick desire to set forth the services to be provided by Stodnick and the payments and benefits that Stodnick will be entitled to receive from the Company in connection with his continued services and employment with the Company.

     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Stodnick hereby agree as follows:

     1. RESIGNATION. Stodnick hereby acknowledges and confirms his resignation, effective on April 25, 2006, from the position as CFO. Stodnick further resigns, effective on April 25, 2006, from all other offices of the Company, its subsidiaries and plans, which he holds or has been appointed. The Company hereby consents to and accepts the resignations of Stodnick.

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     2. EMPLOYMENT. From January 24, 2006 until April 25, 2006 ("Transition
Period"), Stodnick will continue in his position as the CFO and as an executive of the Company. Stodnick agrees that his duties will however reflect a priority towards the succession training of the replacement chief financial officer.

     After April 25, 2006 through June 27, 2007 (the "Consulting Period"), Stodnick will continue as an employee of the Company and will perform services and provide such consultations as the President and Chief Executive Officer, or Chief Financial Officer, may reasonably and specifically request, and shall not do so if not so requested. Stodnick's position will be considered as a non-executive, non-policymaking employee of the Company.

     3. COMPENSATION AND BENEFITS. In consideration of the promises made by Stodnick in this Agreement and for the services to be provided by Stodnick to the Company, and subject to the conditions hereof, the Company agrees to compensate Stodnick as an employee of the Company as follows:

          A. BASE SALARY AND BONUS. During the period from January 24, 2006 until December 31, 2006, Stodnick's base salary as an employee of the Company will remain at $320,000 per year. Stodnick will be paid a bonus of $145,000 in March 2006 for fiscal 2005. During the period from January 1, 2007 until June 27, 2007, Stodnick's base salary as an employee of the Company will be $20,000 per year. Stodnick will not receive a bonus payment for fiscal 2006. Stodnick will be paid the bonus amounts currently accrued for him under the Company's 50/25/25 bonus plan upon the terms of such plan.

          B. PAYMENTS. All of the payments under this Paragraph 3 shall be made in accordance with the Company's normal employment and payroll practices and subject to applicable payroll tax deductions. Stodnick acknowledges and agrees that he shall not receive any additional compensation beyond that provided in this Paragraph 3 for his services to the Company.

          C. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Upon his retirement on the Retirement Date, Stodnick will meet the requirements and shall be deemed to be fully vested under the Company's Supplemental Executive Retirement Plan ("SERP"), in accordance with the terms of the SERP, which provide for payment of benefits commencing as of the Retirement Date. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

          D. MEDICAL COVERAGE. Until the Retirement Date and while Stodnick is an employee of the Company, the Company will provide coverage under the Company's health care plan comparable to that provided to the Company's employees in general (including any dental and prescription coverage) to Stodnick and his dependents, at the Company's expense, with Stodnick contributing toward such expense as per similarly situated employees. After the Retirement Date, for a period of eighteen (18) months, Stodnick may continue his participation in the Company's employee health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") with such coverage then in effect, whether individual or family.


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          E. LIFE, DISABILITY AND LONG-TERM CARE COVERAGE. Until the Retirement
Date and while Stodnick is an employee of the Company, the Company will provide Stodnick with coverage under the Company's group life and disability insurance plans comparable to that provided to employees of the Company. Stodnick will be solely responsible for payment of any participant contributions required in connection with any election of coverage in the group life, disability or long-term care insurance plans.

          F. MOTOR VEHICLE. Effective on the Resignation Date, the Company will no longer reimburse Stodnick for the costs and expenses associated with an automobile.

          G. OFFICE SPACE. During the Consulting Period, Stodnick will be expected to provide his services from a location other than at the Company's headquarters.

          H. RETIREMENT, 401(K), AND PROFIT-SHARING PLANS. Stodnick's eligibility for benefits, as a past employee of the Company under any of the Company's retirement, 401(k), or profit-sharing plans for Company employees, shall be as set forth in the respective plan documents and shall be based on the date of separation of his employment from the Company.

          I. BUSINESS EXPENSES. Stodnick shall continue to be entitled to reimbursement for business expenses incurred in connection with the performance of his duties under this Agreement, subject to the Company's policies for reimbursement.

          J. OTHER COMPENSATION AND BENEFITS. Except as specifically set forth herein, no other compensation or benefits are due Stodnick.

          K. NO EFFECT ON RIGHTS TO INDEMNITY. Nothing contained in this Agreement shall be deemed to constitute a waiver or modification of Stodnick' rights to indemnification under Ohio law, the Company's governance documents, the Company's insurance, or under his indemnification agreement.

     4. NON-COMPETITION AND RELEASE OF CLAIMS. Effective on the Retirement Date, the Company agrees to pay to Stodnick $145,000 as consideration for his execution of a two (2) year non-competition agreement and a release of claims.

          A. NON-COMPETITION. The non-competition agreement shall be the current form used by the Company and shall state that for a period of two (2) years after the Retirement Date, Stodnick shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Paragraph 4.

          B. For purposes of the non-competition agreement, the "Company's business" shall mean any business in which the Company actively engages now or until the Retirement Date, and any business in which the Company has actively engaged in the two (2) year period


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prior to the Retirement Date. In the event Stodnick shall violate any provision of the agreement, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

          C. RELEASE OF CLAIMS. The release of claims shall state that Stodnick for himself and his dependents, successors, assigns, heirs, executors and administrators releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Stodnick has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company.

          D. PAYMENT. Notwithstanding anything to the contrary in this Agreement, Stodnick understands and acknowledges that the Company's obligation to pay the $145,000 is in consideration for his obligations under Paragraph 4 and is contingent upon Stodnick's execution of these agreements on or about the Retirement Date.

          E. COMPANY. For purposes of the above provisions of this Paragraph 4, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

     5. CONFIDENTIAL INFORMATION.

          A. Stodnick acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, he was or may be brought into frequent contact with, had or may have access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information that is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries.

          B. Stodnick agrees he will keep in strict confidence during the term of his employment and after the Retirement Date, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Stodnick may have acquired such Confidential Information. At the Retirement Date, Stodnick will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company. Stodnick further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto.


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     6. BREACH. If Stodnick breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect. The Company will not terminate pursuant to Paragraph 6 any benefits in which Stodnick had vested as of the Retirement Date under the Retirement Plans. Stodnick's COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 6.

     7. SUCCESSORS AND BINDING AGREEMENT.

          A. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

          B. This Agreement shall inure to the benefit of and be enforceable by Stodnick's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

     8. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Chief Executive Officer and the General Counsel) at its principal executive offices and to Stodnick at his principal residence, as listed above, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

     9. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

     10. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.


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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                        MYERS INDUSTRIES, INC.


                                        By: /s/ John C. Orr
                                            ------------------------------------
                                            John C. Orr
                                            President and Chief Executive
                                            Officer

                                        Date: January 24, 2006


Witness: /s/ Kevin C. O'Neil            /s/ Gregory J. Stodnick
         ----------------------------   ----------------------------------------
                                        Gregory J. Stodnick

                                        Date: January 24, 2006


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